EXHIBIT 99.2

[GRAPHIC OMITTED]

                                           NASDAQ: SCOR


FOR IMMEDIATE RELEASE


                                           Contact:
                                           Allan Mayer
                                           Sitrick and Company
                                           (310) 788-2850

                                           Bill Powell - Investor Relations
                                           Syncor International Corp.
                                           (818) 737-4702


             SYNCOR ANNOUNCES AGREEMENT WITH CHAIRMAN MONTY FU


WOODLAND HILLS, California, December 4, 2002 - Syncor International Corporation (Nasdaq: SCOR) today announced that it has reached an agreement with its Chairman Monty Fu regarding his status with the company. Syncor and Mr. Fu have mutually agreed that Mr. Fu will cease to be an officer and employee of Syncor and will resign as a director of Syncor immediately prior to the completion of the previously announced acquisition by Cardinal Health. Until such time, as previously announced on November 6, 2002, Mr. Fu will remain on paid leave from Syncor and will continue his agreed suspension from participation as a member of Syncor's board of directors.

Mr. Fu has also agreed to surrender to Syncor $2.5 million of Syncor common stock. The value of the stock Mr. Fu will surrender equals the total fines and monetary penalties agreed to by Syncor in separate agreements, announced earlier today, with the United States Department of Justice and the staff of the Securities and Exchange Commission. These agreements relate to matters that are the subject of Syncor's internal investigation first announced on November 6, 2002.

Subject to the completion of the acquisition by Cardinal Health, Mr. Fu has agreed to waive his right to receive a cash severance payment valued at approximately $2.1 million under the terms of his severance agreement with Syncor. Mr. Fu may have been entitled to this payment if his employment were terminated after completion of the transaction with Cardinal Health.

In Mr. Fu's agreement with Syncor, Syncor also confirmed that, based on the information known at this time, it would comply with its pre-existing contractual obligations to advance to Mr. Fu his reasonable expenses incurred in connection with the matters subject to the investigation and related proceedings.

About Syncor

Syncor International Corporation is a leading provider of high technology health care services concentrating on nuclear pharmacy services, medical imaging, niche manufacturing and radiotherapy. In the nuclear pharmacy services business, Syncor compounds and dispenses radiopharmaceuticals for diagnostic and therapeutic use by nuclear medicine departments in hospitals and outpatient clinics. Syncor distributes these time-critical pharmaceuticals to more than 7,000 U.S.-based customers through an integrated network of 130 domestic and 19 international nuclear pharmacies. Medical imaging services are provided through an integrated network of 73 domestic and 19 internationally owned or operated facilities. Syncor announced on June 14, 2002 that it intends to exit the U.S. medical imaging business. Syncor also owns or operates ten domestic and two international production facilities for positron emission tomography (PET) radiopharmaceuticals, and is a party to a series of agreements to make PET technology more accessible to healthcare providers and patients nationwide. For more information visit www.syncor.com.

--------------------------
Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Syncor's Form 10-K, Form 8-K and Form 10-Q reports (including all amendments to those reports) and exhibits to those reports, and include (but are not limited
to) the costs, difficulties, and uncertainties related to the integration of acquired businesses, the loss of one or more key customer or supplier relationships, changes in the distribution patterns or reimbursement rates for health-care products and/or services, the costs and other effects of governmental regulation and legal and administrative proceedings, and general economic and market conditions. Syncor undertakes no obligation to update or revise any forward-looking statements.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Syncor International Corporation ("Syncor") in connection with the proposed merger, and their interests in the solicitation, is set forth in the definitive proxy statement/prospectus dated October 16, 2002 mailed to Syncor stockholders on October 17, 2002 and filed with the SEC as well as supplemental proxy material dated, mailed and filed with the SEC on November 25, 2002. Additional proxy materials will be filed with the SEC shortly. Cardinal Health, Inc. ("Cardinal Health") has filed a registration statement on Form S-4 in connection with the transaction. Investors and security holders of Syncor are urged to read the definitive proxy statement/prospectus and supplemental proxy material because it contains important information about Cardinal Health, Syncor and the transaction. Investors and security holders may obtain a free copy of the proxy statement/prospectus and the supplemental proxy material, as well as additional proxy materials when they are filed, at the SEC's web site at www.sec.gov. A free copy of the proxy statement/prospectus and the supplemental proxy material, as well as any additional proxy materials once they are filed, may also be obtained from Cardinal Health or Syncor. Cardinal Health and Syncor and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Syncor in favor of the transaction. In addition to the registration statement on Form S-4 filed by Cardinal Health in connection with the transaction, and the proxy statement/prospectus and supplemental proxy material mailed to the stockholders of Syncor in connection with the transaction, as well as any additional proxy materials once they are filed, each of Cardinal Health and Syncor file annual, quarterly and special reports, proxy and information statements, and other information with the SEC. Investors may read and copy any of these reports, statements and other information at the SEC's public reference room located at 450 5th Street, N.W., Washington, D.C., 20549. Investors should call the SEC at 1-800-SEC-0330 for further information. The reports, statements and other information filed by Cardinal Health and Syncor with the SEC are also available for free at the SEC's web site at www.sec.gov. A free copy of these reports, statements and other information may also be obtained from Cardinal Health or Syncor. Investors should read the proxy statement/prospectus, the supplemental proxy materials, as well as any additional proxy materials once they are filed, carefully before making any voting or investment decision.


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